Exhibit 3.6
LIMITED LIABILITY COMPANY OPERATING AGREEMENT
OF
100 MAPLE LLC
May 3, 1999
Prepared by:
Fischbein•Badillo•Wagner•Harding
909 Third Avenue
New York, New York 10022
(212) 826-2000

i

Table of Contents
(continued)

ii

Limited Liability Company Operating Agreement
of
100 Maple LLC
          AGREEMENT, made as of May 3, 1999, by Liggett Group Inc. All capitalized terms used herein and not defined in the text hereof shall have the respective meanings set forth in Exhibit A attached hereto.
Statement of Facts
          On May 3, 1999, the Company was formed pursuant to the Act by the filing of the Certificate on behalf of the Member with the Secretary of State. The Member now desires to set forth its understandings with respect to, inter alia, the governance, management and operation of the Company.
          NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the Member hereby agrees as follows:
Article I
The Company
          1.1 Ratification of Certificate; Other Acts. The Member hereby ratifies the execution and filing of the Certificate, as a result of which the Company was formed as a limited liability company pursuant to the provisions of the Act. The Member and/or the Managers, as the case may be, shall execute and file for record any other document(s), and take such other action(s), and may be required in connection with the formation, operation, or dissolution of the Company (including, without limitation, the qualification of the Company as a foreign limited liability company in any jurisdiction in which the Company shall conduct business).
          1.2 The Member. The Member’s name and address is Liggett Group Inc., 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131.
          1.3 Purpose. The purpose and business of the Company shall be to:
          (a) acquire, own and lease the Premises to the Member pursuant to a net lease agreement, and
          (b) do all other things that shall be:
     (i) necessary or desirable in connection with the foregoing;
     (ii) otherwise contemplated in this Agreement; or
     (iii) otherwise permitted to be done by limited liability companies under the Act,

all upon, and subject in all respects to, the terms, provisions, covenants, conditions, requirements and limitations set forth in this Agreement.
          1.4 Principal Office. The principal office of the Company shall be located at 100 S.E. Second Street, 32nd Floor, Miami, Florida 33131, or at such other address as the Member shall determine in writing. The Company may have such additional offices as the Member deems advisable.
          1.5 Title to Company Property. Legal title to the Company Property shall be taken, and at all times held, in the name of the Company.
Article II
Contributions by the Member
          2.1 Capital of the Company. As its Capital Contribution, the Member has paid to the Company the amount of $100.00.
          2.2 Additional Capital Contributions. The Member shall not have any responsibility to make any additional Capital Contribution to the Company. No creditor of the Company shall have any right to require any Capital Contribution to the Company by the Member.
          2.3 Limitation on Withdrawal of Capital. Except as expressly provided in this Agreement, the Member shall not have the right to withdraw or receive any return on the Member’s Capital Contribution, or any claim to any Company capital, prior to the termination of the Company pursuant to Article VIII.
Article III
Profits and Losses; Distributions
          3.1 Allocations of Profits and Losses. For each fiscal year of the Company, all Profits, Losses, deductions, credits and/or allowances (as the case may be) shall be allocated to the Member.
          3.2 Distribution of Net Cash flow. Within twenty (20) days subsequent to the end of each calendar quarter, or such other period as shall be determined by the Managers, as well as at such other times as the Member shall determine in its sole discretion, the Net Cash Flow shall be distributed to the Member. Subject to the provisions of Section 3.3 below and the Act, at the time when the Member becomes entitled to receive a distribution, the Member shall have the status of, and shall be entitled to all of the remedies available to, a creditor of the Company with respect to such distribution.
          3.3 Limitations on Distributions. The Company shall not make a distribution to the Member to the extent that, at the time of the distribution and after giving effect to the distribution, all liabilities of the Company, other than liabilities to the Member on account of its Capital Account and liabilities for which recourse of the Company’s creditors is limited to specified Company Property, exceed the fair market value of the assets of the Company (for purposes of which computation, the fair market value of any Company Property that is subject to a liability which the recourse of the Company’s creditors is limited shall be included in the assets of the Company only to the extent that the fair market value of such Company Property exceeds such liability). If the Member receives a distribution in violation of this Section 3.3, and knew at the time of distribution that the distribution violated this Section 3.3, the Member shall be liable to the Company for the amount of the distribution. If the Member receives a distribution in violation of this Section 3.3, and did not know at the time of the distribution that the distribution violated this Section 3.3, the Member shall not be liable to the Company for the amount of the distribution. If the Member receives a wrongful distribution from the Company, it shall have no liability under this Section 3.3, or under other applicable law, for the amount of the distribution after the expiration of three (3) years from the date of the distribution, unless an action to recover the distribution from the Member is commenced prior to the expiration of such three (3) year period and an adjudication of liability against the Member is made in such action.
Article IV
Management
          4.1 Designation of the Managers. The initial Managers of the Company shall be Samuel M. Veasey and Bennett Borko, each of whom shall continue to serve as a Manager unless and until his removal as a Manager pursuant to Section 4.6 hereof. The Member shall have the right to appoint one or more additional or replacement Managers, each of which additional or replacement Manager shall continue to serve as a Manager until such Person’s resignation or removal pursuant to Section 4.6. Unless otherwise required by the Act or any other applicable law, there is no requirement that a Person be the Member of the Company in order to serve as a Manager thereof.
          4.2 Management Authority of the Managers. Management decisions of the Company shall be made by the Managers, who shall be responsible for the conduct of the business of the Company subject to the provisions of this Agreement and the Act. It is understood and agreed that each Manager shall have all of the rights, powers, duties and obligations of a manager as provided in the Act, and as otherwise provided by law, and that any action taken by a Manager, not otherwise in violation of the Act or this Agreement, shall constitute the act of, and shall serve to bind, the Company. All deeds, bills of sale, mortgages, leases, contracts of sale, bonds, notes, documents, agreements, instruments, or writings purporting to bind the Company and signed by any Manager shall bind the Company and be effective for all uses and purposes. No Person shall be required to inquire into the authority of any Manager to sign any document or instrument.
          4.3 Officers of the Company. The Member may elect from time to time one or more officers of the Company, including without limitation a President, a Vice-President, a Treasurer and a Secretary, and such other officers as the Member may determine to be appropriate. Officers need not be Members. Officers shall hold office at the pleasure of the Member, and may be removed at any time with or without cause. The initial officer of the Company shall its Secretary, Marc Bell.
          4.4 Actions Requiring the Prior Written Approval of the Member. Notwithstanding anything to the contrary set forth in this Agreement, the prior written approval of the Member is required prior to taking or authorizing any of the following actions:

          (a) the admission of a Person as a Member, except as otherwise provided in Section 7.1;
          (b) the incurrence of indebtedness by the Company other than in the ordinary course of its business;
          (c) the removal of one or more Managers pursuant to Section 4.6;
          (d) the sale, exchange, lease, mortgage, pledge, or other transfer of all or substantially all of the Company Property;
          (e) the merger or consolidation of the Company with or into another limited liability company or corporation; or
          (f) any other action designated, from time to time, by the Member in writing to all of the Managers.
          4.5 Compensation of the Managers. Unless otherwise specifically determined in writing by the Member in its sole discretion, the Managers shall not be entitled to any compensation in connection with the management services that they render to the Company. Notwithstanding the foregoing, any reasonable expenses incurred by the Managers in connection with the operation or affairs of the Company shall be reimbursed by the Company as appropriate.
          4.6 Removal of a Manager. The Member shall have the right to remove any Manager, whether with or without cause, by written notice given to such Manager.
          4.7 Duties of Managers. Each Manager shall perform his, her, or its duties as a Manager in good faith and with that degree of care that an ordinarily prudent Person in like position would use under similar circumstances. In performing such duties, each Manager shall be entitled to rely on information, opinions, reports, or statements (including, without limitation, financial statements and other financial data) in each case prepared by:
          (a) one or more agents or employees of the Company;
          (b) counsel, public accountants, or other Persons as to matters that the Manager believes to be within such Person’s professional or expert competence; or
          (c) any other Manager,
so long as, in so relying, such Manager shall be acting in good faith and with the degree of care specified above. However, a Manager shall not be considered to be acting in good faith in so relying if such Manager has knowledge of the matter in question that would cause such reliance to be unwarranted.
          4.8 Interested Managers. No contract or other transaction between the Company and a Manager, or between the Company and any other Person in which a Manager is a manager, officer, or director, or has a substantial financial interest, shall be either void or voidable if the material facts as to such Manager’s interest in such contract or other transaction, and as to any such common managership, officership, directorship, or financial interest, are disclosed in good faith or known to the Member, and such contract or other transaction is approved in writing by the Member. If such good faith disclosure of the material facts as to the Manager’s interest in such contract or other transaction, and as to any such common managership, officership, directorship, or financial interest, is made to the Member, or such material facts were known to the Member, such contract or other transaction may not be avoided by the Company for the reasons set forth above. If there was no such disclosure or knowledge, the Company may avoid such contract or other transaction.
          4.9 Limitation on Liability. No Manager shall be liable, responsible, or accountable in damages or otherwise to the Company or to the Member for any action taken, or any failure to act, on behalf of the Company within the scope of authority conferred on such Manager under this Agreement or the Act, unless there shall be a judgment or other final adjudication adverse to such Manager establishing that either:
          (a) such Manager’s acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law;
          (b) such Manager personally gained in fact a financial profit or other advantage to which such Manager was not legally entitled; or
          (c) with respect to a distribution described in Section 3.2 above, such Manager’s acts were not performed in accordance with Section 4.7 above.
          4.10 Indemnification by Company. The Company shall indemnify each Manager for all claims, costs, expenses, losses, liabilities and damages paid or incurred by such Manager in connection with the business of the Company (or paid or incurred while such Manager was serving, at the request of the Company, as a director, officer, employee or agent of a corporation, partnership, trust or other enterprise), to the fullest extent provided or permitted by the laws of the State of Delaware, provided, however, that no indemnification may be made to, or on behalf of, any Manager if a judgment or other final adjudication adverse to such Manager establishes that either:
          (a) such Manager’s acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated; or
          (b) such Manager personally gained in fact a financial profit or other advantage to which such Manager was not legally entitled.
          4.11 Other Ventures. Any Manager or the Member may engage, directly or indirectly, in any other business venture or ventures of any nature or description (including, without limitation, the real estate business in all of its aspects, which shall include, without limitation, the brokerage, ownership, construction, operation, management, financing, syndication and development of real estate (whether or not competitive with, related to, or in any manner connected with the business of the Company) and interests therein or contracts for the purchase or sale thereof, independently or with others, and neither the Company nor any other Manager or the Member shall have any rights in or to any such business ventures or the income or profits derived therefrom.

Article V
Meetings
          5.1 No Meetings Required. There is no requirement hereunder that any annual or other periodic meeting of the Company be held.
Article VI
Bank Accounts; Books and Records; Fiscal Year; Tax Matters
          6.1 Bank Accounts. The funds of the Company shall be deposited in such bank account or accounts as the Managers determine are required for such purpose, and the Managers shall arrange for the appropriate conduct of such accounts (including, without limitation, the designation of one or more signatories therefor, which signatories need not be Managers or the Member).
          6.2 Books and Records. There shall be kept and maintained full and accurate books with respect to the business of the Company at the Company’s principal office, showing all receipts and expenditures, assets and liabilities, Profits, Losses and distributions, and all other records reasonably necessary or appropriate for recording the Company’s business affairs. The books of the Company shall be kept in accordance with the method of accounting determined by the Managers and shall show at all times each and every item of income and expense. The Member shall have the right, at all reasonable times, to audit, examine or make copies of, or extracts from, the books of the Company. Such right may be exercised through any agent, employee, attorney, or accountant designated by the Member.
          6.3 Financial Statements. The Managers shall, within five (5) days of their receipt or preparation (as the case may be) thereof, forward to the Member a photocopy of the annual financial statement of the Company, as well as of any other monthly, quarterly, or other periodic statement or report prepared in connection with the Company or its business. Such financial statements shall be unaudited, unless audited financial statements (annual or otherwise) shall be required by the Member, by the Company’s creditors, or otherwise in connection with the business of the Company. If audited financial statements are required, the Managers shall select the Company’s accountants, subject to the prior written consent of the Member.
          6.4 Fiscal Year. The fiscal year of the Company shall be the calendar year, or such other year as shall be determined by the Managers.
          6.5 Tax Matters Manager. The Managers shall, from time to time, designate a Manager as the Tax Matters Manager of the Company. The Tax Matters Manager shall, within five (5) days of receipt thereof, forward to each Manager and to the Member a photocopy of any notices relating to the Company received from the Internal Revenue Service. Any accountants or lawyers to be retained by the Company in connection with any Internal Revenue Service audit or notice shall be selected by the Tax Matters Manager. In addition to the rights and responsibilities of the Tax Matters Manager pursuant to this Section 6.5 and the other applicable provisions of this Agreement, the Tax Matters Manager shall have the status, as well as all of the rights and responsibilities, of the “Tax Matters Partner” appointed for the Company pursuant to Code Section 6231.

          6.6 Tax Returns. In addition to the requirements of Section 6.3 hereof, tax returns of the Company shall be prepared by, or by the Company’s accountants under the supervision of, the Tax Matters Manager no later than sixty (60) days after the close of each tax year thereof. A copy of each such tax return shall be delivered to the Member promptly after the same is prepared.
Article VII
Transfers
          7.1 Transfers. The Member may sell, assign, transfer, mortgage, hypothecate, or otherwise encumber, or permit or suffer any encumbrance of, all or any part of the Member’s interest in the Company at any time, and from time to time, as the Member shall determine in its sole discretion.
Article VIII
Term, Dissolution and Termination
          8.1 Term. The Company shall be in effect until May 31, 2049, unless sooner dissolved and liquidated in accordance with the provisions hereof. All provisions of this Agreement relating to dissolution and liquidation shall be cumulative; that is, the exercise or use of one of the provisions hereof shall not preclude the exercise or use of any other provisions.
          8.2 Dissolution. The Company shall be dissolved and terminated if the Member shall be voluntarily or involuntarily dissolved under the statutes of its state of incorporation or organization, unless the successor(s) to the Member unanimously elect, within ninety (90) days after the occurrence of such event, to continue the Company and the Company’s business. In the event of a dissolution of the Member as described above, if the Member’s successor(s) unanimously elect to continue the Company, then:
          (a) the Company shall not be dissolved and terminated;
          (b) the Company and its business shall be continued under and pursuant to this Agreement; and
          (c) the Person as to which an event described above shall have occurred shall cease to be the Member, and the successor(s) to such Person, or the designee of such successor(s), shall hold such former Member’s interest with the same rights as such former Member possessed before the event.
In no event shall a “Bankruptcy” (as such term is defined in the Act) of the Member result in the automatic dissolution or termination of the Company.
          8.3 Dissolution At End Of Term, Upon Sale, By Law, By Vote. The Company shall also dissolve upon the occurrence of any of the following events:
(a)	unless the Member elects in writing to continue the Company:
(i)	the expiration of the term of the Company;

(i)	the expiration of the term of the Company;

(ii)	the sale or other disposition of all or substantially all of the Company Property and the collection of all the proceeds therefrom (except that, if the Company receives purchase money paper in connection therewith, the Company shall continue until such purchase money paper is paid in full or otherwise disposed of);

(iii)	the occurrence of any other event that would cause the Company to be dissolved under the Act; or
(b)	the written election of the Member.
          8.4 Procedures Upon Dissolution. Upon dissolution of the Company, the Company shall be terminated, and the Managers shall liquidate the assets of the Company as promptly as possible, but in an orderly and businesslike manner so as to avoid undue sacrifice. The proceeds of liquidation shall be applied and distributed in the following order of priority:
          (a) first, to the payment of the debts and liabilities of the Company (other than any loans or advances made by the Member to the Company) and the expenses of liquidation;
          (b) second, to the creation of any reserves that the Managers determine, with the prior written consent of the Member, to be reasonably necessary for the payment of any contingent or unforeseen liabilities or obligations of the Company or the Member (to the extent the Company is liable therefor) arising out of or in connection with the business and operation of the Company;
          (c) third, to the payment of any loans or advances made by the Member to the Company; and
          (d) thereafter, to the Member, provided, however, that in no event shall the distribution under this subsection (d) to the Member exceed the positive balance in the Member’s Capital Account, after giving effect to all of the allocations under Section 3.1 to the Member of all Profits, Losses, deductions and credits, so that liquidation proceeds are distributed in accordance with the Member’s positive Capital Account balance within the meaning of Treasury Regulation Section 1.704-1 (b)(2)(ii)(b).
          A reasonable time shall be allowed for the orderly liquidation of the Company Property and the discharge of the Company’s liabilities, provided, however, that the proceeds of such liquidation shall be distributed according to the priorities hereinabove set forth, not later than the later to occur of:
(i)	the end of the Company’s fiscal year in which such liquidation occurs; or

(ii)	ninety (90) days after the date of the event that causes such liquidation.

During the period beginning with the dissolution of the Company and ending with its liquidation and termination pursuant to this Section 8.4, the business affairs of the Company shall continue to be conducted by the Managers. During such period, the business and affairs of the Company shall be conducted so as to preserve the assets of the Company and, to the extent feasible under the circumstances, maintain the status that existed immediately prior to such termination.
          8.5 Negative Capital Accounts. The Member shall be unconditionally required to pay to the Company any deficit in the Member’s Capital Account upon a liquidation of the Company (determined after taking into account all Capital Account adjustments for the Company’s fiscal year in which liquidation occurs) not later than the later to occur of:
          (a) the end of the Company’s fiscal year in which such liquidation occurs; or
          (b) ninety (90) days after the date of the event that causes such liquidation.
This Section 8.5 is intended to comply with the deficit restoration requirement of Treasury Regulation Section 1.704-1(b)(2)(ii)(b) and shall be interpreted consistently therewith.
Article IX
Miscellaneous
          9.1 Approvals. All approvals or consents permitted or required to be given by the Member under this Agreement may be given or withheld by the Member in its sole discretion.
          9.2 Binding Agreement. Subject to the restrictions on transfers and encumbrances set forth herein, if any, this Agreement shall inure to the benefit of, and be binding upon, the undersigned Member and its heirs, executors, legal representatives, successors and assigns. Whenever in this instrument a reference to any party or the Member is made, such reference shall be deemed to include a reference to the heirs, executors, legal representatives, successors and assigns of such party or the Member.
          9.3 Effect of Consent or Waiver. No consent or waiver, express or implied, by the Member to or of any breach or default by any Manager in the performance by such Manager’s of his, her, or its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default by such Manager in the performance by such Manager’s of the same or any other obligations of such Manager hereunder. Failure on the part of the Member to object to, or complain of, any act or failure to act of any of the Managers, or to declare any of the Managers in default, irrespective of how long such failure continues, shall not constitute a waiver by the Member of his, her, or its rights hereunder.
          9.4 Enforceability. If any provision of this Agreement, or the application thereof to any Person or circumstances, shall be held to be invalid or unenforceable to any extent, the remainder of this Agreement, and the application of such provisions to other Persons or circumstances, shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

subject matter addressed herein, and they shall not be bound by any terms, conditions, statements, or representations, oral or written, not herein contained.
          9.6 Amendment. Except as otherwise set forth below, this Agreement and the Certificate may be modified, amended, restated, or revoked only by the written agreement or written consent of the Member.
          9.7 Governing Law. This Agreement is made and shall be construed under, and in accordance with, the laws of the State of Delaware.
          9.8 References. References herein to the singular shall include the plural and to the plural shall include the singular, and references to one gender shall include the others, except where the same shall not be appropriate.
          9.9 Titles and Captions. Titles or captions contained in this Agreement are for convenience only and shall not be deemed a part of the content of this Agreement.
          IN WITNESS WHEREOF, the undersigned has executed this Agreement as of the date first set forth above.

LIGGETT GROUP INC.
By:	/s/ Samuel M. Veasey
	Name:	Samuel M. Veasey
	Title:	Vice President

EXHIBIT A
Defined Terms
          “Act” means the Delaware Limited Liability Company Act, as amended from time to time.
          “Agreement” means this Limited Liability Company Operating Agreement and all amendments thereto.
          “Capital Account” means, with respect to the Member, the separate “book” account for the Member established under this Agreement and maintained in all events in the manner provided under, and in accordance with, Treasury Regulation Section 1.704-1(b)(2)(iv), as amended, and in accordance with the other provisions of Treasury Regulation Section 1.704-1(b) that must be complied with in order for the Capital Accounts to be determined and maintained in accordance with the provisions of Treasury Regulation Section 1.704-l(b)(2)(iv).
          “Capital Contributions” means the sum of:
(a) the amount of cash; plus
(b) the aggregate fair market value of all assets (less the amount of indebtedness, if any, of the Member that is assumed by the Company and/or the amount of indebtedness, if any, to which such assets are subject, as of the date of contribution, without regard to the provisions of Code Section 7701 (g)), as determined by the Tax Matters Manager in such Manager’s Reasonable Discretion, contributed by the Member to the capital of the Company, including, without limitation, any amounts paid by the Member in respect of any claims, liabilities, or obligations of or against the Company or pursuant to any guaranty of any Company indebtedness or obligations by the Member.
          “Certificate” means the Certificate of Formation of the Company dated May 3, 1999, and filed on May 3,1999, with the Secretary of State, as the same may be amended from time to time.
          “Code ” means the Internal Revenue Code of 1986, as amended (or any corresponding provision of succeeding law.)
          “Company” means the limited liability company known as 100 Maple LLC, as said Company may from time to time be constituted.
          “Company Property” means the Premises and all other real and personal property assets acquired by the Company and any improvements thereto, and shall include both tangible and intangible assets.

          “Managers” means Samuel M. Veasey and Bennett Borko and any other Person (whether or not the Member) who becomes a successor or additional Manager of the Company pursuant to the terms of Section 4.1 hereof, and who is a Manager at the time of reference thereto, in such Person’s capacity as a Manager of the Company.
          “Member” means Liggett Group Inc. and any other Person who becomes the successor Member in the Company pursuant to the terms hereof, and who is the Member at the time of reference thereto, in such Person’s capacity as the Member in the Company.
          “Net Cash Flow” means, with respect to a particular fiscal year, all net Profits and Losses of the Company, determined in accordance with generally accepted accounting principles, for such fiscal year, and shall be determined by adjusting such net Profits and Losses as follows:
          (a) depreciation of buildings, improvements and personal property assets of the Company shall not be considered a deduction;
          (b) amortization cost, capitalized interest, start-up expense, or other capital- type item shall not be considered a deduction;
          (c) amortization or other payment of the principal of any loan or indebtedness shall be considered as a deduction;
          (d) a reasonable reserve, as determined by the Managers subject to the written consent of the Member, shall be deducted to provide for. working capital needs, funds for capital improvements or replacements and for any other contingencies of the Company (interest on which reserves shall be credited to the reserve account);
          (e) any amount paid by the Company in accordance with the terms of this Agreement for the acquisition of Company Property or for capital improvements and/or replacements shall be considered as a deduction, except to the extent that the same are funded through reserves previously set aside by the Company for such purposes (as defined in subsection (d) above) and that are approved by the Managers in accordance with the terms of this Agreement;
          (f) Net Cash Flow shall also be deemed to include any other funds and receipts of the Company (including, .without limitation, refinancing and loan proceeds and Capital Contributions of the Member, plus amounts previously set aside as reserves by the Managers, when and to the extent that such reserves are determined by the Managers, subject to the prior written consent of the Member, to be no longer reasonably necessary for the purpose for which such funds were set aside), determined by the Managers subject to the prior written consent of the Member, to be available for distribution as Net Cash Flow; and

          (g) cash receipts, refinancing proceeds, loan proceeds, disbursements and operating expenses will not be artificially or improperly accelerated or delayed to reflect in a period other than that to which they properly relate.
          “Person” means any individual, partnership, firm, limited liability company, corporation, trust, estate, or other entity.
          “Premises” means that, certain plot, piece, or parcel of land described on Exhibit B attached hereto and by this reference made a part hereof, together with all improvements located thereon and all appurtenances to any or all of the foregoing.
          “Profits” and “Losses” means, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(2) shall be included in taxable income or loss), with the following adjustments:
          (a) any income of the Company that is exempt from Federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be added to such taxable income or loss; and
          (b) any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits and Losses pursuant to this definition, shall be subtracted from such taxable income or loss.
          “Reasonable Discretion” means discretion executed in a reasonable, diligent and good-faith manner by a Manager in accordance with the best interests of the Company, such Manager’s fiduciary duties to the Member and the terms and conditions of this Agreement.
          “Secretary of State” shall mean the Secretary of State of the State of Delaware.
          “Tax Matters Manager” means the Manager who, at the time in question, has been designated as the Tax Matters Manager of the Company pursuant to the terms of Section 6.5 hereof.

EXHIBIT B
Description of the Premises
[TO BE INSERTED]

Commonwealth Land Title Insurance Company

Rider	Page 1
EXHIBIT A
File Number:G040247
     Situated in the State of North Carolina, County of Alamance, Township of Melville, City of Mebane, with property bounds recorded in Deed Book 935, Page 579 at the Alanance County Register of Deeds, further bounded and described as follows:
     Beginning at a 3/4 inch existing iron placement on the southern margin of State Road 1962 (also known as South Third Street) corner with lot 2 of the plot titled “Schwan’s Sales Enterprises, Inc.” as recorded in Plot Book 42, Page 144 of the Alamance County Register of Deeds;
     Thence along the southern margin of State Road 1962 clockwise on an are of curve with a radius of 1846.00 feet. South 88” 22” 29” East a Chord distance of 458.23 feet (formerly a record distance of 450.21 feet) and an arc distance of 459.42 feet to a 1 inch solid existing iron placement on the southern margin of the State Road 1962 Right of Ways;
     Thence along the southern margin of State Road 1962, North 84” 03” 39” East a distance of 509.88 feet to a New Iron Placement on the margin of the State Road 1962 Right of Way;
     Thence along the southern margin of State Road 1962, South 79” 28” 56” East a distance of 70.31 feet to a New Iron Placement at the corner of the State Road 1962 Right of Way and Maple Lane Right of Way;
     Thence along the western margin of the Maple Lane Right of Way, South 01” 21” 30” West a distance of 1875.28 foot to a 1 inch Existing Iron Placement of the corner of the Maple Lane Right of Way and the Interstate 65 and 40 Access Road Right of Way;
      Thence along the northern margin of the Interstate 85 and 40 Access Road Right of Way, South 70” 05” 31” West distance of 81.84 feet (formerly a record distance of 81.83 feet) to a 1 inch Existing Iron Placement on the northern margin of the Interstate 85 and 40 Access Road Right of Way;
     Thence along the northern margin of the Interstate 85 and 40 Access Road Right of Way clockwise on on arc of a curve with a radius of 2804.79 feet. South 86” 56” 41” West a chord distance of 31.12 feet and are distance of 3l.12 feet to a New Iron Placement on the northern margin of the Interstate 85 and 40 Access Road Right of Way;
     Thence along the northern margin of the Interstate 85 and 40 Access Road Right of Way. South 68” 08” 13” West a distance of 42.09 feet (formerly a record distance of 42.10 feet) to a 1 inch Existing Iron Placement on the northern margin of the Interstate 85 and 40 Access Road Right of Way;
     Thence along the northern margin of the Interstate 85 and 40 Access Road Right of Way, North 88” 56” 11” West a distance of 26.31 feet to a New Iron Placement on the northern margin of the Interstate 85 and 40 Access Road Right of Way;

Rider

office:	Commonwealth Land Title Company of North Carolina Charlotte Plaza, 201 South College Street, Suite 1440, Charlotte, NC 704-376-3503/800-432-6462

File ID:	GO4O247 Issued: 03-30-1999 ID: [72140] Printed; 09-16-1999 by HEL

Commonwealth Land Title Insurance Company

Rider	Page 2
EXHIBIT A (Continued...)
File Number:G040247
     Thence along the northern margin of the Interstate 65 and 40 Access Road Right of Way, South 86” 53” 22” West a distance of 73.65 feet (formerly a record distance of 73.69 feet) to a 1 inch Existing Iron Placement on the northern margin of the Interstate 85 and 40 Access Road Right of Way;
     Thence along the northern margin of the Interstate 85 and 40 Access Road Right of Way. North 83” 13” 45” West a distance of 11.06 feet (formerly a record distance of 10.79 feet) to a New Iron Placement on the northern margin of the Interstate 85 and 40 Access Road Right of Way;
     Thence along the northern margin of the Interstate 85 and 40 Access Road Right of Way counterclockwise on an arc of a curve with a radius of 5919.58 feet. South 88” 24” 32” West a chord distance of 420.27 feet and arc distance of 420.36 feet to a 1 inch Existing Iron Placement corner with property owned by the City of Mebane as recorded in Deed book 697 Page 80 and on the northern margin of the Interstate 85 and 40 Access Road Right of Way;
     Thence along the eastern margin of property owned by the City of Mebane, North 06” 13” 28” West a distance of 56.34 feet (formerly a record distance of 56.20 feet) to a 1 inch Existing Iron Placement corner with property owned by the City of Mebane as recorded in Deed Book 697 Page 80;
     Thence along the northern margin of property owned by the City of Mebane, South as 46” 32” west a distance of 59.97 feet to a 3/4 Inch Existing iron Placement corner with property owned by the city of Mebane as recorded in Deed Book 697 Page 60;
     Thence along the western margin of property owned by the City of Mebane, South 6” 10” 55” East a distance 56.89 feet (formerly a record distance of 56.67 feet) to a New Iron Placement corner with property owned by the City of Mebone as recorded in Deed Book 697 Page 80 and on the northern margin of the Interstate 85 and 40 Access Road Right of Way;
     Thence along the northern margin of the Interstate 85 and 40 Access Road Right of Way counterclockwise on an are of a curve with a radius of 5919.58 feet South 97’ 47” 44” West a chord distance of 41.91 feet and arc distance of 41.91 feet to a 1 inch Existing Iron Placement along the northern margin of the Interstate 85 and 40 Access Road Right of Way, corner with a 60 foot unopened access road;
     Thence along the eastern margin of the 50 foot unopened access road. North 07” 44” 33” West a distance of 533.37 feet (formerly a record distance of 533.34 feet) to a 1 inch Existing Iron Placement on the eastern margin of the 50 foot unopened access rood of the beginning) of on unopened cul-de-sac;

Rider

Office:	Commonwealth Land Title Company of North Carolina Charlotte Plaza, 201 South College Street, Suite 1440, Charlotte, NC 704-376-3503/800-432-6462

File ID:	GO4O247 Issued: 03-30-1999 ID: [72140] Printed: 09-16-1999 by HEL

Commonwealth Land Title Insurance Company

Rider	Page 3
EXHIBIT A (Continued...)
File Number: G040247
      Thence along the eastern margin of the cul-de-sac clockwise on an arc of a curve with a radius of 25.00 feet, North 13” 56” 42” East a chord distance of 18.26 feet (formerly a record distance of 18.26 feet) and arc distance of 18.68 to a 1 inch Existing Iron Placement on the eastern margin of the 60 foot unopened access road;
      Thence along the eastern margin of the cul-de-sac counterclockwise on an arc of a curve with a radius of 50.00 feet. North 31” 45” 16” West a chord distance of 91.85 feet (formerly a record distance of 91.89 feet) and arc distance of 116.46 feet to a 1 Inch Existing Iron Placement on the margin of the cul-de-sac corner with property owned by Daniel J. Johnson and wife Lucinda P. Johnson as recorded In Deed Book 1014, Page 917 of the Alamance County Register of Deeds;
      Thence along the eastern margin of property owned by Daniel J. Johnson and wife Lucindo P. Johnson, North 12” 49” 41” West a distance of 588.65 feet (formerly a record distance of 588.44 feet) to a 1 Inch Existing Iron Placement corner with property owned by Daniel J. Johnson and wife Lucinda P. Johnson as recorded in Deed Book 1014, Page 917 of the Alamance County Register of Deeds;
      Thence along a northern margin of property owned by Daniel J. Johnson and wife Lucinda P. Johnson, North 88’ 08” 23”’ West a distance of 38.74 feet (formerly a record distance of 36.73 feet) to a 1 inch Plached Existing Iron Placement along the property line of Daniel J. Johnson and wife Lucinda P. Johnson as recorded in Deed Book 1014, Page 917 and corner with Lot 2 of the plot titled Schwan’s Sales Enterprises, Inc. as recorded in Plot Book 42, Page 144 of the Alamance County Register of Deeds;
      Thence along the eastern margin of Lot 2 of the plot titled Schwan’s Sales Enterprises, lnc., North 05” 50” 57” East a distance of 723.02 feet (formerly a record distance of 723.08 feet) to the Point of Beginning containing within said bounds 41.83 Acres being the same more or less but subject to all legal highways and easements of records according to a survey performed by Robert K. Brody, Jr., Professional Land Surveyor No. 3859 in June of 1999.
TOGETHER WITH all rights and easements described in the Agreement recorded in Book 441, Page 904, aforesaid county registry.

Rider

Offices:	Commonwealth Land Title Company of North Carolina Charlotte Plaza, 201 South College Street, Suite 1440, Charlotte, NC 704-376-3503/800-432-6462

File ID:	GO4O247 lssued: 03-30-1999 ID: [72140] Printed: 09-16-1999 by HEL